November 21, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:	Net Element, International, Inc.
Commission File Number 001-34887

The firm of Daszkal Bolton LLP previously was the independent registered public accounting firm (“independent auditor”) for Net Element, Inc. (Commission file number 001-34608) (the “Company”), and reported on the consolidated financial statements of the Company for the year ended December 31, 2011 and the nine months ended December 31, 2010. We have read the statements made by Net Element International, Inc. (acquiror of Net Element, Inc.) under Item 4.01 of its Form 8-K regarding the changes in registrant's certifying accountant dated November 13, 2012. We agree with the statements as they pertain our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

DASZKAL BOLTON LLP

For the Firm

/s/ Scott A. Walters, CPA, PA

Scott A. Walters, C.P.A., P.A.

Partner

cc: Francesco Piovanetti, CEO, Net Element International, Inc.